Exhibit 99.3

CPG/GS PR NPL, LLC and Subsidiaries

Consolidated Financial Statements

For The Year Ended December 31, 2014

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET – DECEMBER 31, 2014

ASSETS

INVESTMENT IN LOANS RECEIVABLE, at fair value (cost $36,353,038)	$65,158,324

REAL ESTATE	83,054,104

CASH AND CASH EQUIVALENTS	1,373,140

RESTRICTED CASH	5,555,874

DEFERRED FINANCING COSTS, net of accumulated amortization of $462,073	249,165

ACCOUNTS RECEIVABLE	286,344

OTHER ASSETS	450,795

Total assets	$ 156,127,746

LIABILITIES AND MEMBERS’ EQUITY

NOTES PAYABLE, related party	$ 58,043,769

OTHER LIABILITIES:
Accounts payable and accrued liabilities	4,220,304
Mortgage loan escrow	610,819
Accrued interest payable, related party	329,183

Total liabilities	63,204,075

COMMITMENTS AND CONTINGENCIES (Note 10)

MEMBERS’ EQUITY	92,923,671

Total liabilities and members’ equity	$ 156,127,746
The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

INCOME:
Rental Income	$ 644,000
Straight line rent	224,497
Other	86,345

Total income	954,842

OPERATING EXPENSES:
Repairs and maintenance	768,753
Utilities	425,425
Management and administrative	880,253
Real estate taxes	120,025
Insurance	761,833

Total operating expenses	2,956,289

EXPENSES:
Interest	2,462,321
Amortization of deferred financing costs	108,579
Fair value adjustment of derivative instruments	4,000
Legal	1,599,590
Professional fees	492,365
Servicing fees to related parties	2,714,562
Other ownership	410,883

Total expenses	7,792,300

LOSS BEFORE REALIZED/UNREALIZED GAIN ON INVESTMENTS IN LOANS
AND REALIZED LOSS ON REAL ESTATE	(9,793,747)

NET UNREALIZED GAIN ON INVESTMENTS IN LOANS RECEIVABLE CARRIED
AT FAIR VALUE UNDER THE FAIR VALUE OPTION	(16,049,249)

NET REALIZED LOSS ON SETTLEMENT OF INVESTMENTS IN LOANS
RECEIVABLE AT FAIR VALUE UNDER THE FAIR VALUE OPTION	7,592,058

WRITEDOWN ON REAL ESTATE	(4,640,948)

NET GAIN ON SALE OF REAL ESTATE	1,880,282

NET LOSS	$ (21,011,604)

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2014

		First Bank
	PRLP Ventures, LLC	Puerto Rico	Members’ Equity

BALANCE AT DECEMBER 31, 2013	$ 110,935,275	$ -	$ 110,935,275

Cash distributions	3,000,000	-	3,000,000
Net loss	(21,011,604)	-	21,011,604)

BALANCE AT DECEMBER 31, 2014	$ 92,923,671	$ -	$ 92,923,671

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (21,011,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	108,579
Fair value adjustment of derivative instruments	4,000
Net gain on sale of real estate	(1,880.282)
Unrealized loss on investments in loans receivable	16,049,249
Write-down of loss from other real estate	4,640,948
Realized gain on loan settlements	(7,592,058)
Change in operating assets and liabilities:
Other assets	(317,491)
Accounts receivable	(170,454)
Accounts payable and accrued liabilities	(1,018,891)
Accrued interest payable	142,311

Net cash used in operating activities	(11,045,693)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate	(19,538,538)
Fundings to investments in loans receivable	(8,898,262)
Collections on loans receivable	35,232,490
Change in restricted cash	2,496,088
Purchase of interest rate derivative instruments	(4,000)
Net proceeds from sale of other real estate	10,994,855

Net cash from investing activities	20,282,633

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributions	3,000,000
Proceeds from notes payable	27,001,396
Principal payments made on notes payable	(38,357,001)
Payment of deferred financing costs	(29,322)
Change in escrow liability	(103,068)

Net cash used in financing activities	(8,487,995)

NET CHANGE IN CASH AND CASH EQUIVALENTS	748,945

CASH AND CASH EQUIVALENTS, beginning of year	624,195

CASH AND CASH EQUIVALENTS, end of year	$ 1,373,140

SUPPLEMENTAL DISCLOSURES:
Interest paid	$ 2,320,010
Investment of loans receivable transferred to other real estate	$ 12,592,077

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2014

1.            ORGANIZATION:

CPG/GS PR  NPL,  LLC  (the  Parent  Company),  a  Puerto  Rico  limited  liability  company,  was  organized  effective  January  20,  2011,  to directly or  indirectly acquire,  own, hold,  manage,  finance,  mortgage,  pledge, lease and assign any  assets,  advance  funds,  enter  into  such  acquisition  agreements,  servicing  agreements,  leases,  assignments,  financing  agreements,  security  agreements  and  other  instruments  and  agreements  of  any  kind,  enter  into  partnerships,  limited  partnerships,  limited  liability  companies  and  joint  ventures,  and  do  any  and  all  other  acts  and  things  that  may  be  necessary  or  useful  for  the  conduct  of  its  business  or  the  winding  up  thereof.  The  Parent  Company  owns  100%  of  the  equity  interests  in  CPG/GS  Island  Properties  I,  LLC,  CPG/GS  Island  Properties  II,  LLC, CPG/GS  Island  Properties  III,  LLC,  CPG/GS  Island Properties  IV, LLC,  CPG/GS Island  Properties  V,  LLC,  CPG/GS Island  Properties VI,  LLC and  CPG/GS  Island  Properties  VII,  LLC,  (the  Subsidiaries).  The  Subsidiaries,  Puerto  Rico  limited  liability  companies,  were  organized  primarily  to  hold  any  real  estate  assets  the  Parent  Company  obtains  through  foreclosure  of  its  investments  in  loans  receivable.

Collectively, the  Parent  Company  and  the  Subsidiaries  are  the  “Company”.  The  members  of  the  Parent  Company  are  PRLP  Ventures,  LLC  (PRLP)  and  First  Bank  Puerto  Rico  (First  Bank)  (collectively,  the  Members).  The  members  of  PRLP  are  FBLP  Group  Holding,  LLC  (FBLP)  and  Goldman,  Sachs  &  Co.  (GS).

2.            SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:

Principles of  consolidation

The consolidated  financial  statements  include  the  accounts  of  the  Parent  Company  and  its  wholly  owned  Subsidiaries.  These  consolidated  financial  statements  have  been  prepared  in  accordance  with  the  accounting  principles  generally  accepted  in  the  United  States  of  America  and  present  the  Company’s  consolidated  financial  position,  results  of  operations  and  cash  flows.  Intercompany  transactions  have  been  eliminated  in  consolidation.

Basis of  accounting  and  use  of  estimates

The Company  prepares  its  consolidated  financial  statements  in  conformity  with  accounting  principles  generally  accepted  in  the  United  States  of  America.  This  requires  management  to  make  estimates  and  assumptions that affect  the  reported  amounts  of  assets  and  liabilities  and  disclosure  of  contingent  assets  and  liabilities  at  the  date  of  the  financial  statements  and  the  reported  amounts  of  revenues  and  expenses  during  the  reporting  period.  Actual  results  could  differ  from  those  estimates.  Management  has  evaluated  subsequent  events  through  March  9,  2015,  the  date  which  the  consolidated  financial  statements  were  available  to  be  issued.

Fair value  measurements

Fair value  measurements  are  market-based  measurements,  not  entity-specific  measurements.  Fair  value  measurements  are  determined  based  on  the  assumptions  that  market  participants  would  use  in  pricing  the  asset  or  liability.  As  a  basis  for  considering  market participant assumptions in  fair  value  measurements, management uses  a  fair  value  hierarchy  that  distinguishes  between  market  participant  assumptions  based  on  market  data  obtained  from  sources  independent  of  the  reporting  entity  (observable  inputs  that  are  classified  within  Levels  1  and  2  of  the  hierarchy)  and  management’s  own  assumptions  about  market  participant  assumptions  (unobservable  inputs  classified  within  Level  3  of  the  hierarchy).

In instances  where  the  determination  of  the  fair  value  measurement  is  based  on  inputs  from  different  levels  of  the  fair  value  hierarchy,  the  level  in  the  fair  value  hierarchy  within  which  the  entire  fair  value  measurement  falls  is  based  on  the  lowest  level  input  that  is  significant  to  the  fair  value  measurement  in  its  entirety.  Management’s  assessment  of  the  significance  of  a  particular  input  to  the  fair  value  measurement  in  its  entirety  requires  judgment,  and  considers  factors  specific  to  the  asset  or  liability.

Investments in  loans  receivable,  at  fair  value

Management elected  to  carry  the  Company’s  investments  in  loans  receivable  at  fair  value  due  to  the  fair  value  option  being  operationally  less  complex  for  the  Company  to  manage.  Fair  value  is  an  exit  price,  representing  the  amount  that  would  be received  to  sell an  asset  in  an  orderly  transaction  between  market participants  at  the  measurement  date.  The  Company’s  private  investments,  by  their  nature,  have  little  to  no  price  transparency.

The Company’s  investments  in  loans  receivable  are  either  non-performing  or  sub-performing  in  relation  to  the  original  terms  of  the  loans.  The  fair  value  of  the  Company’s  investments  in  loans  receivable  are  determined  based  on  an  income  approach  that  uses  cash  flows  at  the  loan  level  from  the  highest  and  best  use  of  the  assets  by  a  market  participant.  In  reaching  its  determination  of  fair  value,  management  considers  many  factors  including,  but  not  limited  to,  broker  quotations  to  support  inputs  used  in  the  valuations  of  the  underlying  collateral,  the  operating  cash  flows  and  financial  performance  of  the  investments  considered  relevant  to  a  market  participant,  taxes  associated  with  owning  the  investments,  trends  within  sectors  and/or  regions,  historical  events,  the  expected  hold  period  and  strategy  anticipated  to  be  employed  by  a market participant  and  any  other  specific  rights  or  terms  associated with the  investment  that  management  believes  would  be  a  relevant  factor  impacting  the  exit  price.  Such  investments  are  classified within level  3  of  the  fair  value  hierarchy.

Management’s judgment  is  also  required  to  determine  the  appropriate  risk-adjusted  discount  rate  for  investments  that  are classified within  level 3 of the fair value hierarchy. In  such  situations, management estimates the rates based  on  available  market  information  adjusted  to  rates  which  market  participants  would  likely  consider  appropriate  for  risks  associated  with  a  particular  investment.

Investments in  loans  receivable  are  on  nonaccrual  status  and  all  cash  payments  are  first  applied  to  the  loans’  principal  balances.  All  income  or  loss  is  recognized  at  the  valuation  date  in  net  change  in  unrealized  appreciation/depreciation  from  investments  in  loans  receivable  on  the  consolidated  statement  of  operations.  Interest  income  on  performing  loans  is  recognized  on  an  accrual  basis.  The  recognition  of  income  on  a  performing  loan  is  discontinued  when  interest  or  principal  payments  become  90  days  past  due.  Cash  payments  subsequently  received  on  investments  in  loans  receivable  are  applied  to  the  principal  balance  or  recorded  as  interest  income,  depending  upon  management’s  assessment  of  the  ultimate  collectability  of  the  loan.

Loan modifications  and  restructurings  may  occur  when  the  borrower  experiences  financial  difficulty  and  needs  temporary  or  permanent  relief  from  the  original  contractual  terms  of  the  loan  and  the  lender  grants  a  concession.  These  modifications  are structured on either a loan-by-loan or  borrower  group  basis,  and  depending on  the  circumstances, may extend  payment  terms, modify interest  rates,  reduce  principal  owed,  or  other  concessions.  When  this  occurs,  the  loan  may  be  considered  a  troubled  debt  restructuring.

Once a  loan  is  restructured  and  the  borrower  is  not  in  default  of  the  renegotiated  terms  and  had  sustained  payment  performance,  the  Company  accrues  interest  earned.  When  a  loan  is  settled,  the difference between the  proceeds  received  and  the  loan  basis  is  recorded  to  gain  or  loss  on  loan  settlement  in  the  income  statement.

Real estate

When real  estate  assets  are  acquired  through  foreclosure  or  repossession  they  are  initially  recorded  at  the  fair  value  of  the  property  and  included  in  investments  in  real  estate  in the accompanying  consolidated  balance  sheet.  Estimated  fair  value  is  based  on  the  underlying  collateral  value  which  is  estimated  using  an  income  approach  that  uses  cash  flows  from  the  eventual  disposition  of  the  collateral and the estimated cash flows during the hold period, if any.

Immediately preceding the foreclosure or repossession, any adjustments to the loan’s fair value will be reflected as a gain or loss on investments  in  loans  receivable  carried  at  fair  value  under  the  fair  value  option  on  the  consolidated  statement  of  operations.  With  the  foreclosure,  the  entity  changes  from  holding  a  financial  asset  to  a  hard  asset, therefore, a  realized  event  has  occurred.  As  of  December  31,  2014,  the  Company  had  foreclosed  on  a  total  of  thirteen  loans  held  by  seven  borrower  groups.  The  real  estate  assets  are  held  in  the  Subsidiaries  of  the Company.

Upon foreclosure  of  a  loan  in  full  satisfaction  of  a  loan  receivable,  the  Company  accounts  for  those  assets  at  their  fair  value  less  cost  to  sell  and  the  assets  are  classified  as  held  for  sale.  In  subsequent  periods,  such  long-lived  assets  are  measured at  the lower of  carrying  amount  or fair  value less  cost  to sell.  As  of  December 31, 2014 the  Company considers  all  foreclosed  assets  as  long-lived  assets  held  for  sale  and  are  accounted  for  at  the  lower  of  cost  or  fair  value  less  cost  to  sell.

Cash and  cash  equivalents

The Company  considers  all  highly  liquid  investments  with  an  original  maturity  of  three  months  or  less  that  are  not  restricted  to  be  cash  equivalents.  Cash  equivalents  are  placed  with  reputable  institutions  and  the  balances  may  at  times  exceed  federally  insured  deposit  levels;  however,  the  Company  has  not  experienced  any  losses  in  such  accounts.

As cash  and  cash  equivalents  have  a  maturity  of  less  than  three  months,  the  carrying  value  of  cash  equivalents  approximates  fair  value.

Deferred financing  costs

Deferred financing  costs  incurred  in  connection  with  the  receipt  of  the  notes  payable  are  capitalized  and  amortized  over  the  term  of  the  debt  using  a  method which approximates  the  interest  method.

Interest rate  derivative  instrument

The Company’s  derivative  transaction  consists  of  an  interest  rate  cap  agreement  entered  into  to  mitigate  the  Company’s  exposure  to  increasing  borrowing  costs  in  the  event  of  a  rising  interest  rate  environment  (see  Note  6).  The  Company  has  elected  not  to  designate  its  interest  rate  cap  agreement  as  a  designated  accounting  hedge.  Changes  in  the  fair  value  of  the  interest  rate  cap  are  recorded  in  the  accompanying  consolidated  statement  of  operations.

The valuation  of  the  interest  rate  cap  is determined  using widely  accepted  valuation techniques including  discounted  cash  flow  analysis  on  the  expected  cash  flows.  This  analysis  reflects  the  contractual  terms  of  the  derivative,  including  the  period  to  maturity,  and  uses  observable  market-based  inputs  such  as  interest  rate  curves  and  volatility  assumptions.  The  fair  value  of  the  interest  rate  cap  is  determined  using  the  market  standard  methodology  of  discounted future cash  receipts.  The  cash  receipts  are  based on an  expectation  of  future  interest  rates  using  a  forward  curve  that  is  derived  from  observable  market  interest  rate  curves.

The analysis  has  incorporated  credit  valuation  adjustments  to  appropriately  reflect  the  respective  counterparty’s  nonperformance  risk  in  the  fair  value  measurements.  Management  evaluated  the  counterparty’s  nonperformance  risk  based  on  the  counterparty's  most  recent  credit  rating  and  any  changes  in  credit  rating  over  the  past  year.  In  adjusting  the  fair  value  of  the  derivative  contract  for  the  effect  of  nonperformance  risk,  management  has  considered  the  impact  of  collateral  netting  and  any  applicable  credit  enhancements.  Management  concluded  that  the  nonperformance  risk  is  insignificant,  and  no  adjustment  to  the  value  was  necessary  for  this  input.  Therefore,  all  inputs  used  to  value  the  derivative  fall  within  Level  2  of  the  fair  value  hierarchy  and  the  derivative  valuations  in  their  entirety  are  classified  in  Level  2  of  the fair value  hierarchy.

Accounts receivable

Accounts receivable  at  December  31,  2014  is  comprised  of  straight  line  rent  receivable  of  $286,344.

Other Assets

Other assets  at  December  31,  2014  are  comprised  of  prepaid  taxes  and  property  insurance  of  $450,795.

The Puerto  Rico  Insurance  Code  prohibits  a lender  from  placing  insurance on behalf of  a  borrower  and  charging the borrower  for  the  premium  payment.  However,  the  lender  may  protect  its own interests without transferring the  costs to  the  borrower.  For  the  period  ended  December  31,  2014,  the  Company  paid  property  insurance  premiums  on  certain  collateral.  These  premiums  are  reflected  as  insurance  expense  in  the  consolidated  statement  of  operations.

Income taxes

Under U.S.  federal  income  tax  law  and  Puerto  Rico  income  tax  law,  limited  liability  companies  are  not  taxable  entities.  Therefore,  no  provision  has  been  made  in  the  accompanying  consolidated  financial  statements  for  income  taxes  due  by  the  Company.  Each  member  is  individually  responsible  for  reporting  its  share  of  the  Company’s  income  or  loss.

Accounting Standards  Codification  (ASC)  740,  Income  Taxes,  requires  management  to  determine  whether  a  tax  position  is  more  likely  than  not  to  be  sustained  upon  examination  by  the  applicable  tax  authority,  including  resolution  of  any  related  appeals  or  litigation  processes,  based  on  the  technical  merits  of  the  position.  Once  it  is  determined  that  a  position  meets  this  recognition  threshold,  the  position  is  measured  to  determine  the  amount  of  tax  benefit  or  expense  to  be  recognized.  The  Company  does  not  have  any  uncertain  tax  positions  that  would  require  accrual  under  ASC  740.  No  interest  or  penalty  related  to  uncertain  taxes  has  been  recognized  on  the  accompanying  statement  of  operations.  Management  does  not  expect  a  significant  change  in  uncertain  tax  positions  during  the  twelve  months  subsequent  to  December  31,  2014.

The Company  files  U.S. and Puerto  Rico  tax  returns. In  the  normal  course of  business, the Company may be  audited by  either  taxing  authority.  As  of  December  31,  2014,  the  Company  is  not  currently  undergoing  any  tax  examinations,  nor  has  the  Company  agreed  to  extend  the  statute of  limitations  beyond the prescribed  expiration  date.  The  Company  remains  subject  to  examination  by  various  taxing  authorities  for  tax  years  beginning  2011  and  upon  completion  of  any  examination,  tax  adjustments  may  be  necessary.

Accounts payable  and  accrued  liabilities

Accounts payable  and  accrued  liabilities  at  December  31,  2014  are  comprised  of  the  following:

Accounts payable	306,836
Accrued servicing fees (Note 9)	208,930
Real estate tax liability	258,676
Accrued professional fees	458,406
Other liabilities	2,798,499
Deferred maintenance liability (Note 5)	151,849
Borrower deposits liability (Note 5)	37,108
$ 4,220,304

Other comprehensive  income

Since there  are  no  transactions  requiring  presentation  in  other  comprehensive  income,  but  not  in  net  income,  the  Company’s  net  income  equates  to  comprehensive  income.

Recent accounting  and  other  developments

In April  2014,  the  Financial  Accounting  Standards  Board  (FASB)  issued  Accounting  Standards  Update  (ASU)  2014-08  Presentation  of  Financial  Statements  and  Property,  Plant  and  Equipment:  Reporting  Discontinued  Operations  and  Disclosure  of  Disposals  of  Components  of  an  Entity.  Under  the  new  guidance,  only  a  disposal  of  a  component  that  represents  a  major  strategic  shift  of  an  organization  qualifies  for  discontinued  operations  reporting.  The  guidance  also  requires  expanded  disclosures  about  discontinued  operations  and  new  disclosures  in  regards  to  individually  significant  disposals  that  do  not  qualify  for  discontinued  operations  reporting.  This  guidance  is  effective  for  the  first  annual  period  beginning  on  or  after  December  15,  2014.  Early  adoption is permitted, but only for disposals that have not been reported in previously-issued financial statements.

The Company  elected to  early  adopt  this  guidance  for  the  period  ended  December  31,  2014.  During  the  period  ended  December  31,  2014,  the  Company  did  not  have  any  disposals  that  represented  a  strategic  shift,  nor  were  there  any  components  that  were  previously reported as discontinued operations.

In May  2014,  the  FASB  issued  ASU  2014-09  Revenue  from  Contracts  with  Customers,  which  requires  an  entity  to  recognize  the  amount  of  revenue  to  which  it  expects  to  be  entitled  for  the  transfer  of  promised  goods  or  services  to  customers.  ASU  2014-09  will  replace  most  existing  revenue  recognition  guidance  in  GAAP  when  it  becomes  effective.

The standard  permits  the  use  of  either  the  retrospective  or  cumulative  effect  transition  method.  The  new  standard  is  effective  for  the  Company on January 1, 2017,  but  can  be  delayed  to  January  1,  2018  as  the  Company  is  private.  Early  application  is not  permitted.  The  Company is  evaluating  the  effect  that  ASU  2014-09 will  have  on its  consolidated  financial statements and  related  disclosures.  The  Company has  not  yet  selected a transition  method  nor  has  it  determined  the  effect  of  the  standard  on  its  ongoing  financial  reporting.  The  Company  will  make  additional  disclosures  upon  adoption.

In August  2014,  the  FASB  issued  ASU  2014-15  Presentation  of  Financial  Statements  –  Going  Concern.  The  new  guidance  establishes  management’s  responsibility  to  evaluate  whether  there  is  substantial  doubt  about  an  entity’s  ability  to  continue  as  a  going  concern  or  to  provide  related  footnote  disclosures.  The  amendments  require  management  to  assess  an  entity’s  ability  to  continue  as  a  going concern  by  incorporating  and  expanding  upon  certain  principles  in  U.S.  auditing  standards.  Specifically,  ASU  2014-15  provides  a  definition  of  the  term  substantial  doubt  and  requires  an  assessment  for  a period of  one  year after the  date  that the financial  statements are  issued or available  to  be  issued.  It  also  requires  certain  disclosures  when  substantial  doubt  is  alleviated  as  a  result  of  consideration  of  management’s  plans  and  requires  an  express  statement  and  other  disclosures  when  substantial  doubt  is    not  alleviated.  The  guidance is effective for the annual periods  beginning  on  or  after December  15,  2016;  early  adoption  is  permitted.  The  Company  has  not  adopted  ASU  2014-15,  however,  the  Company  does  not  anticipate  that  the  adoption  of  this  standard  will  have  a  material  impact  on  the  financial  position,  results  of  operations  and  related  disclosures.

3.            INVESTMENTS  IN  LOANS  RECEIVABLE,  AT  FAIR  VALUE:

The Company’s  investments  in  loans  receivable  are  summarized  as  follows  at  December  31,  2014  by  collateral  type:

Collateral Type	Number of Loans	Unpaid Principal Balance	Fair Value
Condo	20	$ 114,048,609	$ 29,795,768
Hotel	1	23,482,638	21,953,795
Retail	4	13,410,798	6,455,910
Commercial	2	8,543,886	4,362,002
Land	2	6,385,071	2,590,849
Total investments	29	$ 165,871,002	$ 65,158,324

The concentration  of  the  Company’s  investments  in  loans  receivable  by  collateral  type  at  December  31,  2014  is  46%  condo,  33%  hotel,  10%  retail,  7%  commercial,  and  4%  land.

The concentration of  the  Company’s  investments in loans  receivable  by  borrower  group  at  December  31, 2014 is as  follows:

Borrower Group	Number of Loans	Unpaid Principal Balance	Fair Value
Swiss Chalet	1	$ 23,482,638	$ 21,953,795
Jorge Pulpeiro	5	20,328,332	11,680,476
San Geronimo Caribe	4	21,165,593	10,289,780
Michael Redondo	3	36,508,936	4,824,013
Desarrolladora Los Filtros	2	4,665,557	1,618,239
Expert	1	3,529,542	2,362,938
Ferrer	1	3,000,000	2,164,377
Other Borrowers	12	53,190,404	10,264,706
Total investments	29	$ 165,871,002	$ 65,158,324

The concentration  of  the  Company’s  investment  in  loans  receivable  by  borrower  group  at  December  31,  2014  is  34%  Swiss  Chalet,  18%  Jorge  Pulperio,  16%  San  Geronimo  Caribe,  and  32%  other  borrower  groups.

The Company’s  investments  in  loans  receivable  are  all  collateralized  by  real  estate  assets  geographically  located  in  Puerto  Rico.

The following  table sets forth  the  Company’s  investments  in  loans  receivable,  at  fair  value  that  were  measured  on  a  recurring  basis  as  of  December  31,  2014  by  level  within  the  fair value  hierarchy  (see  Note  2):

Investments in Loans Receivable, at Fair Value
	Level 1	Level 2	Level 3	Total
Investments in loans receivable, at fair value	$ -	$ -	$ 65,158,324	$ 65,158,324

The following  table sets forth  a  summary  of  changes  in  the  fair  value  of  the  Company’s  level  3  investments  in  loans  receivable  for  the  year  ended  December  31,  2014:

Level 3 Investments in Loans Receivable, at Fair Value
Balance, beginning of year	$ 112,541,820
Contractual advances	3,398,262
Contractual loan collections	(35,232,490)
Purchases	5,500,000
Sales	-
Unrealized fair value losses	(16,049,249)
Realized gain on loan settlement	7,592,058
Foreclosure into real estate owned assets	(12,592,077)
Transfers in and/or out of level 3	-
Balance, end of year	$ 65,158,324
Net change in unrealized gains/(losses) from investments in loans receivable still held at the reporting date	$ (4,483,113)

Transfers in  and/or  out  of  level  3  represents  transfers  from/(to)  level  2.  Transfers  from  level  2  are  the  result  of  investment  valuations whose significant  inputs  have  become  unobservable,  causing  less  transparency  in  prices  of  the  investments.  Transfers  to  level  2  are  the  result  of  investment  dispositions  or  offers  to  purchase  investments.  There  have  been  no  transfers  in  and/or  out  of  level  3  for  the  period  ended  December  31,  2014.

The following  table  presents  information  about  significant  unobservable  inputs  related  to  the  Company’s  categories  of  Level  3  financial  assets  at  December  31,  2014.

Collateral Type	Number of Loans	Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	20	$ 29,795,768	Discounted cash flows [1]	Discount Rate	10.6-18.1%
Hotel	1	21,953,795	Discounted cash flows [1]	Discount Rate Cap Rate	10.6% 8.5%
Retail	4	6,455,910	Discounted cash flows [1]	Discount Rate Cap Rate	10.6% 9-12%
Commercial	2	4,362,002	Discounted cash flows [1]	Discount Rate Cap Rate	10.6% 9-12%
Land	2	2,590,849	Discounted cash flows [1]	Discount Rate	14.6%
Total investments	29	$ 65,158,324

1Net of  servicing  fees

The significant  unobservable  inputs  used  in  the  fair  value  measurement  of  the  Company’s  investments  in  loans  receivable  are  stated  above.  Significant  increases  (decreases)  in  any  of  those  inputs  in  isolation  would  result  in  a  significantly  lower  (higher)  fair  value  measurement.  At  each  valuation  date,  the  key  inputs  and  assumptions  are  updated  to  reflect  changes  in  the  market,  the  performance  of  the  asset  and  expectation  of  a  market  participant.  However,  there  have  been  no  fundamental  changes  in  valuation  techniques  utilized  by  management  in  estimating  fair  value.  Because  of  the  inherent  uncertainties  of  valuation,  the  values  reflected  in  the  accompanying  consolidated  financial  statements  may  differ  materially  from  the  value  determined  upon  the  sale  of  those  investments.

All net  realized  and  unrealized  gains in the table  above are reflected on the  accompanying consolidated statement  of operations.  In  prior  years,  fifteen  borrower  groups  that  totaled  $22,071,844  of  the  investments  in  loan  receivable  as  of  December  31,  2014,  were  refinanced.  The  original  loan  terms  were  modified  granting  extended  terms,  reduced  principal,  lower  interest  rates,  and/or  deferment  of  interest  and  principal  payments.  In  the  case  of  some,  collateral  was  relinquished  to  the  Company.  The  restructures  were  considered  troubled  debt  restructures  (TDR’s).  Unfunded  commitments  on  restructured  loans  considered  TDR’s  as  of  December  31,  2014  are  approximately  $734,000.

4.                 REAL  ESTATE:

The Company  holds  investments  in  real  estate  that  are  subsequently  measured  at  the  lower  of  cost  or  fair  value  less  costs  to  sell.  Accordingly, fair  value  measurements  related  to  real  estate  are  considered  non-recurring.  The  amounts  below  represent  balances  measured  at  fair  value,  which  is  less  than  cost,  as  of  December  31,  2014,  subsequent  to  foreclosure,  and  still  held  as  of  the  reporting  date  (see  Note  2).

December 31, 2014
	Level 1	Level 2	Level 3	Total
Real estate	$ -	$ -	$ 36,393,441	$ 36,393,441

The table  below  presents  information,  by  collateral  type,  about  significant  unobservable  inputs  related  to  the  Company’s  non-recurring  Level  3  financial  assets  at  December  31,  2014.

Collateral Type	Lower of Cost or Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	$ 44,520,266	Discounted cash flows	Discount Rate	10.3-16.6%
Commercial	34,929,686	Discounted cash flows	Discount Rate Cap Rate	13.8-17.5% 9-12%
Land	3,604,152	Discounted cash flows	Discount Rate	14.6-19.2%
Total investments	$ 83,054,104

5.            RESTRICTED  CASH:

As of  December  31,  2014,  restricted  cash  consists  of  the  following:

Advance account	$ 220
Servicing depository account	18,900
Deferred maintenance account	151,834
Collections account	792,028
Interest reserve account	1,800,000
Working capital account	2,144,112
Marginal account	37,962
Real estate tax reserve	610,818
$ 5,555,874

The advance  account,  servicing  depository  account,  collections  account,  interest  reserve  account  and  working  capital  account  are  required  and  restricted  by  the  loan  agreement  with  First  Bank.

All payments  from  borrowers  are  sent  to  the  servicing  depository  account  and  then  moved  to  the  collections  account.  The  funds  in  the  collections  account  are  used  by  the  Company as follows:  (i)  first,  pays outstanding  interest  due on  the  three  notes  payable  facilities  (see  Note  6);  (ii)  second,  can  elect  to  fund  the  interest  reserve  account,  up  to

$5,000,000; (iii)  third,  funds  the  working  capital  account  to  cover  budgeted  operating  expenses  of  the  Company;  and  (iv)  fourth,  pays  the  outstanding  principal  on  first  the  working  capital  line  and  then  the  acquisition  loan  and  advance  facility  (see  Note  6).

The marginal  account  is  a  lockbox  that  collects  rents  from  certain  borrowers  who  are  in  default  of  their  loans.  The  real  estate  tax  reserve  is  comprised  of  funds  collected  from  certain  borrowers  who  are  in  default  to  cover  real  estate  tax  due  on  loan  collateral.  Accounts  payable  and  accrued  liabilities  include  $37,108,  representing  the  liability  to the  borrowers  for  the  marginal  account.

Due to  the  short-term  nature  of  the  restricted  cash  balances,  the  carrying  value  of  restricted  cash  approximates  fair  value.

6.            NOTES  PAYABLE:

The Company's  investments  are  financed  pursuant  to  a  loan  agreement  dated  February  16,  2011,  with  First  Bank,  a  member  of  the  Company  and  the  seller  of  the  investments  in  loans  receivable  purchased  by  the Company. The  notes  payable  are  collateralized  by  the  assets  owned  by  the  Company.  The  allocation  of  the  notes  payable  under  the  loan  and  security  agreement  as  of  December  31,  2014  are  as  follows:

	Maturity	Balance
Acquisition loan	February 1, 2018	$ 25,186,083
Advance facility	February 1, 2018	30,357,686
Working capital line	September 6, 2015	-
Parking garage purchase note	February 1, 2018	2,500,000
		$ 58,043,769

The acquisition  loan  is  a  $135,580,122  non-revolving  credit  facility  that  was  used  by  the  Company  solely  for  the  purchase  of  the  investments  in  loans  receivable  and  related  closing  costs.    For  the  year  ended  December  31,  2014

$18,655,148 was  repaid  by  the  Company.

The advance  facility  is  a  $66,923,343  non-revolving  credit  facility.  The  proceeds  from  the  facility  are  used  to  fund  advance  commitments  to  the  borrowers.  For  the  period  from  January  1,  2014  through  December  31,  2014  an  additional $23,457,466  was  drawn and  $18,657,923  was  repaid by  the  Company.  As  of December  31,  2014,  there  is  approximately  $8,318,933  available  to  fund  future  advance  commitments.

The working  capital  line  was  a  $20,000,000  revolving  line  of  credit.  The  original  working  capital  line  expired  in  February  2013.    The  second  amendment  to  the  loan  agreement  was  signed  on  September  6,  2013  allowing  a

$7,000,000 working  capital  line  to  be  extended  for  an  additional  24  month  period.  The  Renewed  Working  Capital  Line  (Note  7)  matures  on  September  6,  2015.  In  2014,  an  additional  $1,043,930  was  drawn  and  repaid  by  the  Company.  As  of  December  31,  2014  $7,000,000  was  available  for  future  working  capital  needs.

The notes  payable  accrue  interest  from  the  date  of  the  loan  with  interest  only  due  monthly,  in  arrears.  The  interest  rate  is  equal  to  one  month  LIBOR,  plus  3%  (3.154%  at  December  31,  2014).  Interest  and  principal  payments  are  made  through  a  set  of  restricted  cash  accounts  (see  Note  5).

The parking  garage  purchase note  is a  $2,500,000  non-revolving credit  facility  that was  used  by  the company solely for  the  purchase  of  the  Paseo  Caribe  parking  garage.  The  parking  garage  note  payable  accrues  interest  on  a  daily  basis  at  the  annual  rate  of  12%.  Interest  and  principal  payments  are  to  be  repaid  after  the  acquisition  loan,  advance  facility  and working  capital  line  are  paid  in  full,  and  prior  to  any  distributions  to  Members  are  made.

Principal payments  are  made  on  the  loans  based  on  available  collections  after  the  payment  of  interest  and  principal  on  covering  loans,  interest  payments  on  the  acquisition  loan,  advance  facility  and  working  capital  line,  elected  deposits  into  the  interest  reserve  account  and  budgeted  working  capital  amounts.  Accordingly,  there  are  no  scheduled  contractual  principal  and  interest  payments.

On March  1,  2011,  the  Company  entered  into  an  interest  rate  cap  agreement  with  SMBC  Capital  Markets,  Inc.  (SMBC)  for  a  total  fee  of  $1,005,000.  The  original  interest  rate  cap  agreement,  which  expired  on  March  1,  2013,  was  renewed  for  a  total  fee  of  $4,000.  The  renewed  agreement  expires  on  March  1,  2015.  The  cumulative  notional  amount  underlying  the  interest  rate  cap  agreement  is  $176,000,000  for  the  term  of  the  agreement.  Under  the  agreement, the Company  has  the right to  receive payments based on the notional amount  of  the cap  to  the extent that  one  month  LIBOR  exceeds 1.50%.  The Company is exposed  to  credit-related  losses  in  the  event  of nonperformance  by  SMBC;  however,  it  does  not  expect  SMBC  to  fail  to  meet  its  obligations  because  of  the  institutions  reputation  and  history.  The  cap  had  a  fair  value  of  approximately  $0  as  of  December  31,  2014.

The fair  value  of  the  Company’s  note  payable  totals  approximately  $58,000,000  at  December  31,  2014.  The  fair  value  of  the  Company's  notes  payable  has  been  estimated  based  on  the  discounted  cash  flow  analysis  of  future  expected  cash  flows  of  the  underlying  loans, forward looking  interest  rates  and  using  a  discount  rate representing  the  Company’s  estimate  of  the  rate  that  would  be  used  by  market  participants.  Changes  in  assumptions  or  estimation  methodologies  may  have  a  material  effect  on  these  estimated fair values.

7.          CAPITAL  DISTRIBUTIONS:

The Company’s  limited  liability  agreement  dictates  the  priority  of  distributable  cash  once  the  Company’s  notes  payable  have  been  repaid.  The  priority  of  distributable  cash  is  (i)  pay  to  Members  pro  rata  any  additional  capital  contributions  made  since  the  initial  acquisition  contributions;  (ii)  pay  to  PRLP  its  unpaid  priority  return  (12%  of  invested  capital  in  the  amount  of  $89,857,278); (iii)  pay to  PRLP  its  unpaid  supplemental  return  (13.5%  of  invested capital);  (iv),  pay  to  PRLP  its  entire  initial  acquisition  contributions;  (v)  pay  to  the  Members  pro  rata  in  the  ratio  of  35%  to  PRLP  and  65%  to  First  Bank  until  First  Bank  earns  its  unpaid  supplemental  return  (12%  of  invested  capital  of  $48,384,742);  (vi)  pay  to  the  Members  pro  rata  in  the  ratio  of  35%  to  PRLP  and  65%  to  First  Bank  until  First  Bank    recovers    its    entire    initial   acquisition    contributions;    (vii)    pay    First    Bank   $6,000,000;   (viii)    pay    PRLP $4,000,000; (ix)  pay  remainder  to  the  Members  pro  rata  at  that  point  in  time.

The second  amendment  to  the  loan  agreement,  signed  on  September  6,  2013,  allowed  for  Permitted  Distributions,  funds  under  the  Renewed  Working  Capital  Line  that  can  be  drawn  for  quarterly  tax  liability  obligations,  up  to  $1,500,000 per  fiscal  year  and  not  to  exceed  $3,000,000  in  draws within the  two  year  permitted  period.  These  draws  commenced  with  the  quarterly  tax  payment  applicable  to  the  3 rd  quarter of  2013.  Under  the  terms  of  the  second  amendment  to  the  loan  agreement,  these  payments  will  be  treated  as  distributions  to members.

No draw  from  the  Renewed Working Capital  Line was  necessary  in  2014.

8.            ALLOCATION  OF  PROFITS  AND  LOSSES:

The Company’s  limited  liability  agreement  dictates  profit  and  losses  for  any  fiscal  year  or  portion  thereof  shall  be  allocated  to  the  members  in  such  a  manner  so  that  their  capital  accounts  at  the  end  of  such  fiscal  year  or  portion  thereof  will  reflect  as  nearly  as  possible  the  amount  which  each  member  would  receive  if  the  Company  were  to  be  liquidated  as  of  the  end  of  that  fiscal  year  or  portion  thereof,  assuming  for  purposes  of  any  hypothetical  liquidation

(i) a sale  of all  of the  assets of  the  Company  at  prices  equal  to their  gross asset  values,  and (ii)  the  distribution  of the  net  proceeds  thereof  to  the  members  after  the  payment  of  all  actual  Company  indebtedness,  and  any other liabilities  related  to  the  Company’s  assets,  limited,  in  the  case  of  non-recourse  liabilities,  to  the  collateral  securing  or  otherwise  available  to  satisfy  such  liabilities  and  pursuant  to the priority  of  distributable  cash  (see  Note  7).

The Company’s  limited  liability  agreement  does  address  a  situation  where  one  member’s  proportionate  share  of  allocated  losses  would  cause  a  deficit  balance  to  their  capital  account.  If  some,  but  not  all  members,  would  have  a  deficit  balance after  losses are allocated,  then losses are reallocated  so  that  the allocated  loss  to  each  member  would  not  create  a  deficit  capital  balance  to  any  one  member.  In  future  years,  if  the  Company  has  allocated  gains,  these  gains  will  first  go  the  members  that  were  reallocated  losses  until  they  are  made  whole.  As  of  December  31,  2014,  losses  have  been  allocated  between  PRLP  and  First  Bank  so  that  First  Bank  does  not  have  a  deficit  capital  balance.

9.          RELATED  PARTY  TRANSACTIONS:

On February 8, 2011,  the  Company entered  into  a  servicing  agreement  with  CPG  Island  Servicing  LLC  (CPG).  The  Company  may  terminate  the  agreement  with  CPG  following  an  event  of  default  by  CPG  as  defined  in  the  servicing  agreement.

The owner  of  CPG  is  an  affiliate  of  FBLP  Group  Holdings  LLC,  one  of  the  members  of  PRLP.  A  subservicing  agreement  between  CPG  and  Goldman  Sachs  Realty  Management,  L.P.  (RMD),  formerly  known  as  Archon  Group,  L.P,  was  also  signed  on  February  8,  2011  and  then  amended  on  September  29,  2011.  The  owner  of  RMD  is  an  affiliate  of  GS.

CPG is  paid  a monthly  fee  by  the  Company for  loan  asset  servicing.  This  fee is equal to  1/12  of  1%  of  the  aggregate  principal  balance  of  the  Company’s  investments  in  loans  receivable  and  loans  secured  by  a  foreclosed  property  on  the  first  day  of  a given  month.

Under the  subservicing  agreement, CPG  pays  RMD  a  fee  in an amount equal  to  1/12  of  0.1%  of  the  aggregate principal  balance of  the  Company’s  investments  in  loans receivable  and loans secured  by  a  foreclosed  property  on  the  first  day of a  given  month.  Total  servicing  fees  earned  by  CPG  were  $2,714,562  for  the  period  ended  December  31,  2014.  CPG  paid  RMD  $271,456  for  the  period  ended  December  31,  2014.

10.             COMMITMENTS  AND  CONTINGENCIES:

The Company  is  involved  in  various  legal  proceedings  and  disputes  in  the  ordinary  course  of  business.  The  Company  does  not  believe  that  the  disposition  of  such  legal  proceedings  and  disputes  will  have  a  material  adverse  effect  on  the  financial  position  or  continuing  operations  on  the  Company.

The Company  may  be  required  to  fund  additional  loan  proceeds  to  borrowers  pursuant  to the terms  of  the  underlying  loan  agreements  as  a  result  of  the  acquisition  of  the  loan  portfolio.  To  the  extent  that  the  Company  is  required  to  perform  under  loan  commitments  resulting  from  litigation  existing  as  of  the  acquisition  of  the  loan  portfolio,  the  Company  has  received  an  indemnification  from  the  previous  owner.

11.             SUBSEQUENT  EVENTS:

On January  15,  2015,  the  Company  foreclosed  one  of  its  investments  in  loans  receivable  and  took  possession  of  a  retail  mall.  The  in-place  value  of  the  asset  is  approximately  $4,700,000.

On March  5,  2015,  the  Company  entered  into  a  Purchase  and  Sale  Agreement  for  the  sale  of  36  residential  condominium  units  in  the  Atlantis  Condominium.  The  Company  received  $3,510,613.70  of  the  $7,763,048.26  sales  price  on  March  5,  2015.

Exhibit 99.3

CPG/GS PR NPL, LLC and Subsidiaries

Consolidated Financial Statements

For The Year Ended December 31, 2013

(Not covered by report included herein)

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET – DECEMBER 31, 2013

(Not covered by report included herein)

ASSETS

INVESTMENT IN LOANS RECEIVABLE, at fair value (cost $63,457,792)	$112,541,820

REAL ESTATE	64,679,010

CASH AND CASH EQUIVALENTS	624,195

RESTRICTED CASH	8,051,962

DEFERRED FINANCING COSTS, net of accumulated amortization of $462,073	328,422

ACCOUNTS RECEIVABLE	115,890

OTHER ASSETS	133,304

Total assets	$ 186,474,603

LIABILITIES AND MEMBERS’ EQUITY

NOTES PAYABLE, related party	$ 69,399,374

OTHER LIABILITIES:
Accounts payable and accrued liabilities	5,265,217
Mortgage loan escrow	687,865
Accrued interest payable, related party	186,872

Total liabilities	75,539,328

COMMITMENTS AND CONTINGENCIES (Note 10)

MEMBERS’ EQUITY	110,935,275

Total liabilities and members’ equity	$186,474,603
The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Not covered by report included herein)

INCOME:
Rental Income	$ 662,257
Straight line rent	61,847
Other	100

Total income	724,204

OPERATING EXPENSES:
Repairs and maintenance	621,278
Utilities	450,462
Management and administrative	614,075
Real estate taxes	528,258
Insurance	479,050

Total operating expenses	2,693,123

EXPENSES:
Interest	2,243,345
Amortization of deferred financing costs	91,415
Fair value adjustment of derivative instruments	4,000
Legal	2,011,957
Professional fees	545,650
Servicing fees to related parties	3,235,087
Other ownership	1,402,514

Total expenses	9,533,968

LOSS BEFORE REALIZED/UNREALIZED GAIN ON INVESTMENTS IN LOANS
AND REALIZED LOSS ON REAL ESTATE	(11,502,887)

NET UNREALIZED GAIN ON INVESTMENTS IN LOANS RECEIVABLE CARRIED AT
FAIR VALUE UNDER THE FAIR VALUE OPTION	7,759,201

NET REALIZED LOSS ON SETTLEMENT OF INVESTMENTS IN LOANS RECEIVABLE
AT FAIR VALUE UNDER THE FAIR VALUE OPTION	(1,000,115)

WRITEDOWN ON REAL ESTATE	(4,007,435)

NET GAIN ON SALE OF REAL ESTATE	2,520,899

NET LOSS	$ (6,230,337)

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2013

(Not covered by report included herein)

		First Bank
	PRLP Ventures, LLC	Puerto Rico	Members’ Equity

BALANCE AT DECEMBER 31, 2012	$ 113,893,690	$ 3,654,867	$ 117,548,557

Cash distributions	(382,945)	-	(382,945)
Net loss	(2,575,470)	(3,654,867)	(6,230,337)

BALANCE AT DECEMBER 31, 2013	$ 110,935,275	$ -	$ 110,935,275

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Not covered by report included herein)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (6,230,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	91,415
Fair value adjustment of derivative instruments	4,000
Net gain on sale of real estate	(2,520,899)
Unrealized gain on investments in loans receivable	(7,759,201)
Write-down of loss from other real estate	4,007,435
Realized loss on loan settlements	1,000,115
Change in operating assets and liabilities:
Other assets	56,504
Accounts receivable	94,111
Accounts payable and accrued liabilities	3,834,740
Accrued interest payable	(30,785)

Net cash used in operating activities	(7,452,902)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate	(12,098,166)
Fundings to investments in loans receivable	(11,234,190)
Collections on loans receivable	21,662,125
Change in restricted cash	3,201,710
Net proceeds from sale of other real estate	12,874,669

Net cash from investing activities	14,406,148

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash distributions	(382,945)
Proceeds from notes payable	19,486,846
Principal payments made on notes payable	(29,490,195)
Purchase of interest rate derivative instruments	(4,000)
Payment of deferred financing costs	(72,313)
Change in escrow liability	(21,520)

Net cash used in financing activities	(10,484,127)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,530,811)

CASH AND CASH EQUIVALENTS, beginning of year	4,155,076

CASH AND CASH EQUIVALENTS, end of year	$ 624,195

SUPPLEMENTAL DISCLOSURES:
Interest paid	$ 2,274,130
Investment of loans receivable transferred to other real estate	$ 15,309,921

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2013

(Not covered by report included herein)

1.    ORGANIZATION:

CPG/GS PR NPL, LLC (the Parent Company), a Puerto Rico limited liability company, was organized effective January 20, 2011, to directly or indirectly acquire, own, hold, manage, finance, mortgage, pledge, lease and assign any assets, advance funds, enter into such acquisition agreements, servicing agreements, leases, assignments, financing agreements, security agreements and other instruments and agreements of any kind, enter into partnerships, limited partnerships, limited liability companies and joint ventures, and do any and all other acts and things that may be necessary or useful for the conduct of its business or the winding up thereof. The Parent Company owns 100% of the equity interests in CPG/GS Island Properties I, LLC, CPG/GS Island Properties II, LLC, CPG/GS Island Properties III, LLC, CPG/GS Island Properties IV, LLC, CPG/GS Island Properties V, LLC, CPG/GS Island Properties VI, LLC and CPG/GS Island Properties VII, LLC, (the Subsidiaries).  The Subsidiaries, Puerto Rico limited liability companies, were organized primarily to hold any real estate assets the Parent Company obtains through foreclosure of its investments in loans receivable.

Collectively, the Parent Company and the Subsidiaries are the “Company”. The members of the Parent Company are PRLP Ventures, LLC (PRLP) and First Bank Puerto Rico (First Bank) (collectively, the Members). The members of PRLP are FBLP Group Holding, LLC (FBLP) and Goldman, Sachs & Co. (GS).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

The consolidated financial statements include the accounts of the Parent Company and its wholly owned Subsidiaries. These consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America and present the Company’s consolidated financial position, results of operations and cash flows.  Intercompany transactions have been eliminated in consolidation.

Basis of accounting and use of estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.  This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Management has evaluated subsequent events through March 11, 2014, the date which the consolidated financial statements were available to be issued.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements.  Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, management uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.  Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Investments in loans receivable, at fair value

Management elected to carry the Company’s investments in loans receivable at fair value due to the fair value option being operationally less complex for the Company to manage. Fair value is an exit price, representing the amount that would be received to sell an asset in an orderly transaction between market participants at the measurement date. The Company’s private investments, by their nature, have little to no price transparency.

The Company’s investments in loans receivable are either non-performing or sub-performing in relation to the original terms of the loans. The fair value of the Company’s investments in loans receivable are determined based on an income approach that uses cash flows at the loan level from the highest and best use of the assets by a market participant.  In reaching its determination of fair value, management considers many factors including, but not limited to, broker quotations to support inputs used in the valuations of the underlying collateral, the operating cash flows and financial performance of the investments considered relevant to a market participant, taxes associated with owning the investments, trends within sectors and/or regions, historical events, the expected hold period and strategy anticipated to be employed by a market participant and any other specific rights or terms associated with the investment that management believes would be a relevant factor impacting the exit price. Such investments are classified within level 3 of the fair value hierarchy.

Management’s judgment is also required to determine the appropriate risk-adjusted discount rate for investments that are classified within level 3 of the fair value hierarchy. In such situations, management estimates the rates based on available market information adjusted to rates which market participants would likely consider appropriate for risks associated with a particular investment.

Investments in loans receivable are on nonaccrual status and all cash payments are first applied to the loans’ principal balances. All income or loss is recognized at the valuation date in net change in unrealized appreciation/depreciation from investments in loans receivable on the consolidated statement of operations. Interest income on performing loans is recognized on an accrual basis. The recognition of income on a performing loan is discontinued when interest or principal payments become 90 days past due.  Cash payments subsequently received on investments in loans receivable are applied to the principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectability of the loan.

Loan modifications and restructurings may occur when the borrower experiences financial difficulty and needs temporary or permanent relief from the original contractual terms of the loan and the lender grants a concession. These modifications are structured on either a loan-by-loan or borrower group basis, and depending on the circumstances, may extend payment terms, modify interest rates, reduce principal owed, or other concessions. When this occurs, the loan may be considered a troubled debt restructuring.  Once a loan is restructured and the borrower is not in default of the renegotiated terms, the Company accrues interest earned. When a loan is settled, the difference between the proceeds received and the loan basis is recorded to gain or loss on loan settlement in the income statement.

Real estate

When real estate assets are acquired through foreclosure or repossession they are initially recorded at the fair value of the property and included in investments in real estate owned in the accompanying consolidated balance sheet. Estimated fair value is based on the underlying collateral value which is estimated using an income approach that uses cash flows from the eventual disposition of the collateral and the estimated cash flows during the hold period, if any. Immediately preceding the foreclosure or repossession, any adjustments to the loan’s fair value will be reflected as a gain or loss on investments in loans receivable carried at fair value under the fair value option on the consolidated statement of operations. With the foreclosure, the entity changes from holding a financial asset to a hard asset, therefore, a realized event has occurred. As of December 31, 2013, the Company had foreclosed on a total of eleven loans held by six borrower groups. The real estate assets are held in the Subsidiaries of the Company.

Upon foreclosure of a loan in full satisfaction of a loan receivable, the Company accounts for those assets at their fair value less cost to sell and the assets are classified as held for sale.  In subsequent periods, such long-lived assets are measured at the lower of carrying amount or fair value less cost to sell.   As of December 31, 2013 the Company considers all foreclosed assets as long-lived assets held for sale and are accounted for at the lower of cost or fair value less cost to sell.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less that are not restricted to be cash equivalents.   Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts.

As cash and cash equivalents have a maturity of less than three months, the carrying value of cash equivalents approximates fair value.

Deferred financing costs

Deferred financing costs incurred in connection with the receipt of the notes payable are capitalized and amortized over the term of the debt using a method which approximates the interest method.

Interest rate derivative instrument

The Company’s derivative transaction consists of an interest rate cap agreement entered into to mitigate the Company’s exposure to increasing borrowing costs in the event of a rising interest rate environment (see Note 6).  The Company has elected not to designate its interest rate cap agreement as a designated accounting hedge.  Changes in the fair value of the interest rate cap are recorded in the accompanying consolidated statement of operations.

The valuation of the interest rate cap is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs such as interest rate curves and volatility assumptions. The fair value of the interest rate cap is determined using the market standard methodology of discounted future cash receipts. The cash receipts are based on an expectation of future interest rates using a forward curve that is derived from observable market interest rate curves.

The analysis has incorporated credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.  Management evaluated the counterparty’s nonperformance risk based on the counterparty's most recent credit rating and any changes in credit rating over the past year.  In adjusting the fair value of the derivative contract for the effect of nonperformance risk, management has considered the impact of collateral netting and any applicable credit enhancements.  Management concluded that the nonperformance risk is insignificant, and no adjustment to the value was necessary for this input.  Therefore, all inputs used to value the derivative falls within Level 2 of the fair value hierarchy and the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Accounts receivable

Accounts receivable at December 31, 2013 is comprised of real estate tax and insurance receivables and straight line rent receivable of $115,890.

Other Assets

Other assets at December 31, 2013 are comprised of prepaid real estate taxes and property insurance of $133,304.

The Puerto Rico Insurance Code prohibits a lender from placing insurance on behalf of a borrower and charging the borrower for the premium payment. However, the lender may protect its own interests without transferring the costs to the borrower. For the period ended December 31, 2013, the Company paid property insurance premiums on certain collateral. These premiums are reflected as insurance expense in the consolidated statement of operations.

Income taxes

Under U.S. federal income tax law and Puerto Rico income tax law, limited liability companies are not taxable entities. Therefore, no provision has been made in the accompanying consolidated financial statements for income taxes due by the Company. Each member is individually responsible for reporting its share of the Company’s income or loss.

Accounting Standards Codification (ASC) 740, Income Taxes, requires management to determine whether a tax position is more likely than not to be sustained upon examination by the applicable tax authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of tax benefit or expense to be recognized. The Company does not have any uncertain tax positions that would require accrual under ASC 740. No interest or penalty related to uncertain taxes has been recognized on the accompanying statement of operations. Management does not expect a significant change in uncertain tax positions during the twelve months subsequent to December 31, 2013.

The Company files U.S. and Puerto Rico tax returns. In the normal course of business, the Company may be audited by either taxing authority. As of December 31, 2013, the Company is not currently undergoing any tax examinations, nor has the Company agreed to extend the statute of limitations beyond the prescribed expiration date. The Company remains subject to examination by various taxing authorities for tax years beginning 2011 and upon completion of any examination, tax adjustments may be necessary.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities at December 31, 2013 are comprised of the following:

Unearned income	46,667
Accounts payable	121,751
Accrued servicing fees	236,422
Real estate tax liability	407,247
Accrued professional fees	465,114
Other liabilities	3,803,632
Deferred maintenance liability (Note 5)	121,254
Borrower deposits liability (Note 5)	63,130
$ 5,265,217

Other comprehensive income

Since there are no transactions requiring presentation in other comprehensive income, but not in net income, the Company’s net income equates to comprehensive income.

Recent accounting and other developments

In February 2013, the FASB issued ASU 2013-03, which exempts nonpublic entities from the requirement in ASC 825 (amended by ASU 2011-04) to disclose the fair value hierarchy level (i.e., Level 1, 2, or 3) for fair value measurements of financial assets and financial liabilities that are disclosed in the footnotes to the financial statements but not reported at fair value in the statement of financial position. The ASU does not change any other fair value disclosure requirements in ASC 820 or ASC 825. The amendments in ASU 2013-03 became effective upon issuance. As the Company’s financial assets are reported at fair value on the consolidated balance sheet, the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements or disclosures.

In December 2013, the Puerto Rican government signed into law House Bill 1524 (Act 163-2013), known as the Act of Effective Mechanisms for Tax Fiscalization (the Act). The purpose of the Act is to modify the content of the supplemental information that accompanies the audited financial statements that are required to be filed with the income tax return. The Act is effective for taxable years commencing after December 31, 2012 and requires additional supplemental schedules to be included with the consolidated financial statements. The Company is currently evaluating the impact of the Act and the additional reporting requirements related to the new supplemental schedules; however, it did not impact these consolidated financial statements or disclosures.

3.    INVESTMENTS IN LOANS RECEIVABLE, AT FAIR VALUE:

The Company’s investments in loans receivable are summarized as follows at December 31, 2013 by collateral type:

Collateral Type	Number of Loans	Unpaid Principal Balance	Fair Value
Condo	24	$ 126,437,294	$ 46,365,954
Hotel	1	23,500,000	21,225,094
Retail	11	29,717,031	21,986,968
Commercial	3	22,376,486	11,742,966
Land	2	6,385,071	2,420,883
Marina	3	8,506,354	8,799,955
Total investments	44	$ 216,922,236	$ 112,541,820

The concentration of the Company’s investments in loans receivable by collateral type at December 31, 2013 is 41% condo, 20% retail, 19% hotel, 10% commercial, 8% marina and 2% land.

The concentration of the Company’s investments in loans receivable by borrower group at December 31, 2013 is as follows:

Borrower Group	Number of Loans	Unpaid Principal Balance	Fair Value
Eduardo Ferrer	14	$ 29,078,683	$ 26,114,608
Swiss Chalet	1	23,500,000	21,225,094
San Geronimo Caribe	4	27,565,115	18,155,805
Jorge Pulpeiro	5	20,786,288	12,191,883
Enin	1	13,363,135	7,062,219
Michael Redondo	3	37,362,908	6,317,693
Desarrolladora Los Filtros	2	6,135,014	3,873,555
Other Borrowers	14	59,131,093	17,600,963
Total investments	44	$ 216,922,236	$ 112,541,820

The concentration of the Company’s investment in loans receivable by borrower group at December 31, 2013 is 23% Eduardo Ferrer, 19% Swiss Chalet 16% San Geronimo Caribe, and 42% other borrower groups.

The Company’s investments in loans receivable are all collateralized by real estate assets geographically located in Puerto Rico.

The following table sets forth the Company’s investments in loans receivable, at fair value that were measured on a recurring basis as of December 31, 2013 by level within the fair value hierarchy (see Note 2):

Investments in Loans Receivable, at Fair Value
	Level 1	Level 2	Level 3	Total
Investments in loans receivable, at fair value	$ -	$ -	$ 112,541,820	$ 112,541,820

The following table sets forth a summary of changes in the fair value of the Company’s level 3 investments in loans receivable for the year ended December 31, 2013:

Level 3 Investments in Loans Receivable, at Fair Value
Balance, beginning of year	$ 131,520,590
Contractual advances	11,234,190
Contractual loan collections	(21,662,125)
Purchases	-
Sales	-
Unrealized fair value gains	7,759,201
Realized loss on loan settlement	(1,000,115)
Foreclosure into real estate owned assets	(15,309,921)
Transfers in and/or out of level 3	-
Balance, end of year	$ 112,541,820

Net change in unrealized gains/(losses) from investments in loans receivable still held at the
reporting date	$ 3,670,796

Transfers in and/or out of level 3 represents transfers from/(to) level 2. Transfers from level 2 are the result of investment valuations whose significant inputs have become unobservable, causing less transparency in prices of the investments. Transfers to level 2 are the result of investment dispositions or offers to purchase investments. There have been no transfers in and/or out of level 3 for the period ended December 31, 2013.

The following table presents information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets at December 31, 2013.

Collateral Type	Number of Loans	Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	24	$ 46,365,954	Discounted cash flows	Discount Rate	12-17%
Hotel	1	21,225,094	Discounted cash flows	Discount Rate Cap Rate	9.5% 8.5%
Retail	11	21,986,968	Discounted cash flows	Discount Rate Cap Rate	9.5-17% 9-12%
Commercial	3	11,742,966	Discounted cash flows	Discount Rate Cap Rate	9.5% 9-12%
Land	2	2,420,883	Discounted cash flows	Discount Rate	13.5%
Marina	3	8,799,955	Discounted cash flows	Discount Rate Cap Rate	9.5% 10%
Total investments	44	$ 112,541,820

The significant unobservable inputs used in the fair value measurement of the Company’s investments in loans receivable are stated above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. At each valuation date, the key inputs and assumptions are updated to reflect changes in the market, the performance of the asset and expectation of a market participant. However, there have been no fundamental changes in valuation techniques utilized by management in estimating fair value. Because of the inherent uncertainties of valuation, the values reflected in the accompanying consolidated financial statements may differ materially from the value determined upon the sale of those investments.

All net realized and unrealized gains in the table above are reflected on the accompanying consolidated statement of operations. In prior years, fifteen borrower groups that totaled $60,509,925 of the investments in loan receivable as of December 31, 2013, were refinanced. The original loan terms were modified granting extended terms, reduced principal, lower interest rates, and/or deferment of interest and principal payments. In the case of some, collateral was relinquished to the Company.  The restructures were considered TDR’s. Unfunded commitments on restructured loans considered TDR’s as of December 31, 2013 are approximately $42,014,000.

4.    REAL ESTATE:

The Company holds investments in real estate that are subsequently measured at the lower of cost or fair value less costs to sell.  Accordingly, fair value measurements related to real estate is considered non-recurring.  The amounts below represent only balances measured at fair value at December 31, 2013, subsequent to foreclosure, and still held as of the reporting date (see Note 2).

December 31, 2013
	Level 1	Level 2	Level 3	Total
Real estate	$ -	$ -	$ 35,783,510	$ 35,783,510

The table below presents information, by collateral type, about significant unobservable inputs related to the Company’s non-recurring Level 3 financial assets at December 31, 2013.

Collateral Type	Lower of Cost or Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	$ 42,246,901	Discounted cash flows	Discount Rate	12%
Commercial	17,615,100	Discounted cash flows	Discount Rate Cap Rate	17-20% 9-12%
Land	4,817,009	Discounted cash flows	Discount Rate	15-20%
Total investments	$ 64,679,010

5.    RESTRICTED CASH:

As of December 31, 2013, restricted cash consists of the following:

Advance account	$ 100
Servicing depository account	216,549
Deferred maintenance account	121,239
Collections account	2,966,505
Interest reserve account	1,800,000
Working capital account	2,196,198
Marginal account	63,507
Real estate tax reserve	687,864
$ 8,051,962

The advance account, servicing depository account, collections account, interest reserve account and working capital account are required and restricted by the loan agreement with First Bank.

All payments from borrowers are sent to the servicing depository account and then moved to the collections account. The funds in the collections account are used by the Company as follows:  (i) first, pays outstanding interest due on the three notes payable facilities (see Note 6); (ii) second, can elect to fund the interest reserve account, up to $5,000,000; (iii) third, funds the working capital account to cover budgeted operating expenses of the Company; and (iv) fourth, pays the outstanding principal on first the working capital line and then the acquisition loan and advance facility (see Note 6).

The marginal account is a lockbox that collects rents from certain borrowers who are in default of their loans. The real estate tax reserve is comprised of funds collected from certain borrowers who are in default to cover real estate tax due on loan collateral. Accounts payable and accrued liabilities include $184,385, representing the liability to the borrowers for the marginal account.

Due to the short-term nature of the restricted cash balances, the carrying value of restricted cash approximates fair value.

6.    NOTES PAYABLE:

The Company's investments are financed pursuant to a loan agreement dated February 16, 2011, with First Bank, a member of the Company and the seller of the investments in loans receivable purchased by the Company.  The notes payable are collateralized by the assets owned by the Company. The allocation of the notes payable under the loan and security agreement as of December 31, 2013 are as follows:

	Maturity	Balance
Acquisition loan	February 1, 2018	$ 43,841,232
Advance facility	February 1, 2018	25,558,142
Working capital line	September 6, 2015	-
$ 69,399,374

The acquisition loan is a $135,580,122 non-revolving credit facility that was used by the Company solely for the purchase of the investments in loans receivable and related closing costs.  For the year ended December 31, 2013   $22,510,675 was repaid by the Company.

The advance facility is a $66,923,343 non-revolving credit facility.  The proceeds from the facility are used to fund advance commitments to the borrowers. For the period from January 1, 2013 through December 31, 2013 an additional $19,103,901 was drawn and $6,596,575 was repaid by the Company. As of December 31, 2013, there is approximately $31,776,399 available to fund future advance commitments.

The working capital line was a $20,000,000 revolving line of credit. The original working capital line expired in February 2013.  The second amendment to the loan agreement was signed on September 6, 2013 allowing a $7,000,000 working capital line to be extended for an additional 24 month period.  The Renewed Working Capital Line (Note 7) matures on September 6, 2015.  In 2013, an additional $382,945 was drawn and repaid by the Company.  As of December 31, 2013 $7,000,000 was available for future working capital needs.

The notes payable accrue interest from the date of the loan with interest only due monthly, in arrears.  The interest rate is equal to one month LIBOR, plus 3% (3.16825% at December 31, 2013).  Interest and principal payments are made through a set of restricted cash accounts (see Note 5).

Principal payments are made on the loans based on available collections after the payment of interest and principal on covering loans, interest payments on the acquisition loan, advance facility and working capital line, elected deposits into the interest reserve account and budgeted working capital amounts.  Accordingly, there are no scheduled contractual principal and interest payments.

On March 1, 2011, the Company entered into an interest rate cap agreement with SMBC Capital Markets, Inc. (SMBC) for a total fee of $1,005,000.  The original interest rate cap agreement, which expired on March 1, 2013, was renewed for a total fee of $4,000. The renewed agreement expires on March 1, 2014.  The cumulative notional amount underlying the interest rate cap agreement is $176,000,000 for the term of the agreement.  Under the agreement, the Company has the right to receive payments based on the notional amount of the cap to the extent that one month LIBOR exceeds 1.50%. The Company is exposed to credit-related losses in the event of nonperformance by SMBC; however, it does not expect SMBC to fail to meet its obligations because of the institutions reputation and history.  The cap had a fair value of approximately $0 as of December 31, 2013.

The fair value of the Company’s note payable totals approximately $69,100,000 at December 31, 2013.  The fair value of the Company's notes payable has been estimated based on the discounted cash flow analysis of future expected cash flows of the underlying loans, forward looking interest rates and using a discount rate representing the Company’s estimate of the rate that would be used by market participants.  Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

7.   CAPITAL DISTRIBUTIONS:

The Company’s limited liability agreement dictates the priority of distributable cash once the Company’s notes payable have been repaid. The priority of distributable cash is (i) pay to Members pro rata any additional capital contributions made since the initial acquisition contributions;  (ii) pay to PRLP its unpaid priority return (12% of invested capital in the amount of $89,857,278); (iii) pay to PRLP its unpaid supplemental return (13.5% of invested capital); (iv), pay to PRLP its entire initial acquisition contributions; (v) pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank earns its unpaid supplemental return (12% of invested capital of $48,384,742); (vi) pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank recovers its entire initial acquisition contributions; (vii) pay First Bank $6,000,000; (viii) pay PRLP $4,000,000; (ix) pay remainder to the Members pro rata at that point in time.

The Puerto Rico Department of Treasury requires the Company to pay members’ withholding taxes on behalf of the member. The Company makes quarterly payments on behalf of its members. Tax payments for the 1st and 2nd quarter of 2013 were paid from cash funded by the members and was paid on behalf of the members to Puerto Rico’s Department of Treasury. The total amount of cash funded by members and then paid on behalf of the members in 2013 was $1,664,724.

The second amendment to the loan agreement, signed on September 6, 2013, allowed for Permitted Distributions, funds under the Renewed Working Capital Line that can be drawn for quarterly tax liability obligations, up to $1,500,000 per fiscal year and not to exceed $3,000,000 in draws within the two year permitted period.  These draws commenced with the quarterly tax payment applicable to the 3rd quarter of 2013.  Under the terms of the second amendment to the loan agreement, these payments will be treated as distributions to members.  $382,945 was drawn from the Renewed Working Capital Line to pay for 3rd quarter 2013 taxes for the PRLP members.

For the year ended December 31, 2013 the Company paid taxes of $2,047,669.

8.    ALLOCATION OF PROFITS AND LOSSES:

The Company’s limited liability agreement dictates profit and losses for any fiscal year or portion thereof shall be allocated to the members in such a manner so that their capital accounts at the end of such fiscal year or portion thereof will reflect as nearly as possible the amount which each member would receive if the Company were to be liquidated as of the end of that fiscal year or portion thereof, assuming for purposes of any hypothetical liquidation (i) a sale of all of the assets of the Company at prices equal to their gross asset values, and (ii) the distribution of the net proceeds thereof to the members after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities and pursuant to the priority of distributable cash (see Note 7).

The Company’s limited liability agreement does address a situation where one member’s proportionate share of allocated losses would cause a deficit balance to their capital account.  If some, but not all members, would have a deficit balance after losses are allocated, then losses are reallocated so that the allocated loss to each member would not create a deficit capital balance to any one member.  In future years, if the Company has allocated gains, these gains will first go the members that were reallocated losses until they are made whole.  As of December 31, 2013, losses have been allocated between PRLP and First Bank so that First Bank does not have a deficit capital balance.

9.   RELATED PARTY TRANSACTIONS:

On February 8, 2011, the Company entered into a servicing agreement with CPG Island Servicing LLC (CPG). The Company may terminate the agreement with CPG following an event of default by CPG as defined in the servicing agreement. The owner of CPG is an affiliate of FBLP Group Holdings LLC, one of the members of PRLP.  A subservicing agreement between CPG and Goldman Sachs Realty Management, L.P. (RMD), formerly known as Archon Group, L.P, was also signed on February 8, 2011 and then amended on September 29, 2011. The owner of RMD is an affiliate of GS.

CPG is paid a monthly fee by the Company for loan asset servicing.  This fee is equal to 1/12 of 1% of the aggregate principal balance of the Company’s investments in loans receivable and loans secured by a foreclosed property on the first day of a given month. Under the subservicing agreement, CPG pays RMD a fee in an amount equal to 1/12 of 0.1% of the aggregate principal balance of the Company’s investments in loans receivable and loans secured by a foreclosed property on the first day of a given month.  Total servicing fees earned by CPG were $3,235,087 for the period ended December 31, 2013.  CPG paid RMD $323,509 for the period ended December 31, 2013.

10.    COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position or continuing operations on the Company.

The Company may be required to fund additional loan proceeds to borrowers pursuant to the terms of the underlying loan agreements as a result of the acquisition of the loan portfolio.  To the extent that the Company is required to perform under loan commitments resulting from litigation existing as of the acquisition of the loan portfolio, the Company has received an indemnification from the previous owner.

CPG/GS PR NPL, LLC and Subsidiaries

Consolidated Financial Statements

For The Year Ended December 31, 2012

And Independent Auditor’s Report

Independent Auditor's Report

To the Members of CPG/GS PR NPL, LLC

We have audited the accompanying consolidated financial statements of CPG/GS PR NPL, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, members’ equity and cash flows for the year then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPG/GS PR NPL, LLC and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

March 29, 2013

Dallas, Texas

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET – DECEMBER 31, 2012

ASSETS

INVESTMENT IN LOANS RECEIVABLE, at fair value (cost $117,357,733)	$ 131,520,590

REAL ESTATE OWNED	51,632,128

CASH AND CASH EQUIVALENTS	4,155,076

RESTRICTED CASH	11,253,672

DEFERRED FINANCING COSTS, net of accumulated amortization of $370,657	347,524

ACCOUNTS RECEIVABLE	210,001

OTHER ASSETS	189,808

Total assets	$ 199,308,799

LIABILITIES AND MEMBERS’ EQUITY

NOTES PAYABLE, related party	$ 79,402,723

OTHER LIABILITIES:
Accounts payable and accrued liabilities	1,629,329
Mortgage loan escrow	510,533
Accrued interest payable, related party	217,657

Total liabilities	81,760,242

COMMITMENTS AND CONTINGENCIES (Note 10)
MEMBERS’ EQUITY	117,548,557

Total liabilities and members’ equity	$ 199,308,799

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

INCOME:
Rental income	$ 344,211
Interest	1,020,568
Other	24,566

Total income	1,389,346

OPERATING EXPENSES:
Repairs and maintenance	292,380
Utilities	350,408
Management and administrative	602,922
Real estate taxes	279,713
Insurance	553,212

Total operating expenses	2,078,705

EXPENSES:
Interest	4,040,474
Amortization of deferred financing costs	271,430
Fair value adjustment of derivative instruments	68,074
Legal	1,948,558
Professional fees	587,596
Servicing fees to related parties	4,001,689
Other ownership	800,039

Total expenses	11,717,861

LOSS BEFORE REALIZED/UNREALIZED GAIN ON INVESTMENTS IN LOANS
AND REALIZED LOSS ON REAL ESTATE	(12,407,220)

NET UNREALIZED LOSS ON INVESTMENTS IN LOANS RECEIVABLE CARRIED AT
FAIR VALUE UNDER THE FAIR VALUE OPTION	(5,282,104)

NET REALIZED GAIN ON SETTLEMENT OF INVESTMENTS IN LOANS RECEIVABLE
AT FAIR VALUE UNDER THE FAIR VALUE OPTION	3,290,307

NET REALIZED GAIN ON FORECLOSURE OF INVESTMENTS IN LOANS
AT FAIR VALUE UNDER THE FAIR VALUE OPTION	3,590,444

WRITEDOWN ON REAL ESTATE OWNED	(2,139,155)

NET GAIN ON SALE OF REAL ESTATE OWNED	3,598,583

NET LOSS	$ (9,349,145)

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012

		First Bank
	PRLP Ventures, LLC	Puerto Rico	Members’ Equity

BALANCE AT DECEMBER 31, 2011	$ 108,953,804	$ 17,943,898	$ 126,897,702

Allocation of preferred return	4,939,886	(4,939,886)	-
Net loss	-	(9,349,145)	(9,349,145)

BALANCE AT DECEMBER 31, 2012	$ 113,893,690	$ 3,654,867	$ 117,548,557

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (9,349,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	271,430
Fair value adjustment of derivative instruments	68,074
Net gain on sale of real estate owned	(3,598,583)
Unrealized loss on investments in loans receivable	5,282,104
Write-down on loss from other real estate owned	2,139,155
Realized gain on loan settlements	(3,290,307)
Realized gain on foreclosure	(3,590,444)
Change in operating assets and liabilities:
Interest receivable	154,490
Other assets	(165,331)
Accounts receivable	670,098
Accounts payable and accrued liabilities	(602,001)
Accrued interest payable	(349,443)

Net cash used in operating activities	(12,359,902)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate owned	(1,442,459)
Fundings to investments in loans receivable	(23,670,020)
Collections on loans receivable	71,350,578
Change in restricted cash	69,485,000
Net proceeds from sale of other real estate owned	20,206,420

Net cash from investing activities	135,929,519

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	16,043,043
Principal payments made on notes payable	(137,341,053)
Payment of deferred financing costs	(20,053)
Change in escrow liability	(108,044)

Net cash used in financing activities	(121,426,107)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,143,509

CASH AND CASH EQUIVALENTS, beginning of year	2,011,567

CASH AND CASH EQUIVALENTS, end of year	$ 4,155,076

SUPPLEMENTAL DISCLOSURES:
Interest paid	$ 3,822,817
Investment of loans receivable transferred to other real estate owned	$ 68,936,661

The accompanying notes are an integral part of these consolidated financial statements.

CPG/GS PR NPL, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

1.    ORGANIZATION:

CPG/GS PR NPL, LLC (the Parent Company), a Puerto Rico limited liability company, was organized effective January 20, 2011, to directly or indirectly acquire, own, hold, manage, finance, mortgage, pledge, lease and assign any assets, advance funds, enter into such acquisition agreements, servicing agreements, leases, assignments, financing agreements, security agreements and other instruments and agreements of any kind, enter into partnerships, limited partnerships, limited liability companies and joint ventures, and do any and all other acts and things that may be necessary or useful for the conduct of its business or the winding up thereof. The Parent Company owns 100% of the equity interests in CPG/GS Island Properties I, LLC, CPG/GS Island Properties II, LLC, CPG/GS Island Properties III, LLC, CPG/GS Island Properties IV, LLC, CPG/GS Island Properties V, LLC, CPG/GS Island Properties VI, LLC and CPG/GS Island Properties VII, LLC, (the Subsidiaries).  The Subsidiaries, Puerto Rico limited liability companies, were organized primarily to hold any real estate assets the Parent Company obtains through foreclosure of its investments in loans receivable.

Collectively, the Parent Company and the Subsidiaries are the “Company”. The members of the Parent Company are PRLP Ventures, LLC (PRLP) and First Bank Puerto Rico (First Bank) (collectively, the Members). The members of PRLP are FBLP Group Holding, LLC (FBLP) and Goldman, Sachs & Co. (GS).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

The consolidated financial statements include the accounts of the Parent Company and its wholly owned Subsidiaries. These consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America and present the Company’s consolidated financial position, results of operations and cash flows.  Intercompany transactions have been eliminated in consolidation.

Basis of accounting and use of estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.  This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Management has evaluated subsequent events through March 29, 2013, the date which the consolidated financial statements were available to be issued.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements.  Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, management uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.  Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Investments in loans receivable, at fair value

Management elected to carry the Company’s investments in loans receivable at fair value due to the fair value option being operationally less complex for the Company to manage. Fair value is an exit price, representing the amount that would be received to sell an asset in an orderly transaction between market participants at the measurement date. The Company’s private investments, by their nature, have little to no price transparency.

The Company’s investments in loans receivable are either non-performing or sub-performing in relation to the original terms of the loans. The fair value of the Company’s investments in loans receivable are determined based on an income approach that uses cash flows at the loan level from the highest and best use of the assets by a market participant.  In reaching its determination of fair value, management considers many factors including, but not limited to, broker quotations to support inputs used in the valuations of the underlying collateral, the operating cash flows and financial performance of the investments considered relevant to a market participant, taxes associated with owning the investments, trends within sectors and/or regions, historical events, the expected hold period and strategy anticipated to be employed by a market participant and any other specific rights or terms associated with the investment that management believes would be a relevant factor impacting the exit price. Such investments are classified within level 3 of the fair value hierarchy.

Management’s judgment is also required to determine the appropriate risk-adjusted discount rate for investments that are classified within level 3 of the fair value hierarchy. In such situations, management estimates the rates based on available market information adjusted to rates which market participants would likely consider appropriate for risks associated with a particular investment.

Investments in loans receivable are on nonaccrual status and all cash payments are first applied to the loans’ principal balances. All income or loss is recognized at the valuation date in net change in unrealized appreciation/depreciation from investments in loans receivable on the consolidated statement of operations. Interest income on performing loans is recognized on an accrual basis. The recognition of income on a performing loan is discontinued when interest or principal payments become 90 days past due.  Cash payments subsequently received on investments in loans receivable are applied to the principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectability of the loan.

Loan modifications and restructurings may occur when the borrower experiences financial difficulty and needs temporary or permanent relief from the original contractual terms of the loan and the lender grants a concession. These modifications are structured on either a loan-by-loan or borrower group basis, and depending on the circumstances, may extend payment terms, modify interest rates, reduce principal owed, or other concessions. When this occurs, the loan may be considered a troubled debt restructuring.  Once a loan is restructured and the borrower is not in default of the renegotiated terms, the Company accrues interest earned. When a loan is settled, the difference between the proceeds received and the loan basis is recorded to gain or loss on loan settlement in the income statement.

Real estate owned

When real estate assets are acquired through foreclosure or repossession they are initially recorded at the fair value of the property and included in investments in real estate owned in the accompanying balance sheet. Estimated fair value is based on the underlying collateral value which is estimated using an income approach that uses cash flows from the eventual disposition of the collateral and the estimated cash flows during the hold period, if any. Immediately preceding the foreclosure or repossession, any adjustments to the loan’s fair value will be reflected as a gain or loss on investments in loans receivable carried at fair value under the fair value option on the statement of operations. With the foreclosure, the entity changes from holding a financial asset to a hard asset, therefore, a realized event has occurred. Any previous unrealized gains or losses must be recognized as realized gains or losses at the time of the foreclosure, along with any excess gain/loss at foreclosure and should be reflected as a realized gain or loss foreclosure of investments in loans receivable. For the period ended December 31, 2012, the Company had foreclosed on a total of eight loans held by five borrower groups. The real estate owned assets are held in the Subsidiaries of the Company.

Upon foreclosure of a loan in full satisfaction of a loan receivable, the Company accounts for those assets at their fair value less cost to sell and the assets are classified as held for sale.  In subsequent periods, such long-lived assets are measured at the lower of carrying amount or fair value less cost to sell.   As of December 31, 2012 the Company considers all foreclosed assets as long-lived assets held for sale and are accounted for at the lower of cost or fair value less cost to sell.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less that are not restricted to be cash equivalents.   Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts.

As cash and cash equivalents have a maturity of less than three months, the carrying value of cash equivalents approximates fair value.

Deferred financing costs

Deferred financing costs incurred in connection with the receipt of the notes payable are capitalized and amortized over the term of the debt using a method which approximates the interest method.

Interest rate derivative instrument

The Company’s derivative transaction consists of an interest rate cap agreement entered into to mitigate the Company’s exposure to increasing borrowing costs in the event of a rising interest rate environment (see Note 6).  The Company has elected not to designate its interest rate cap agreement as a designated accounting hedge.  Changes in the fair value of the interest rate cap are recorded in the accompanying consolidated statement of operations.

The valuation of the interest rate cap is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs such as interest rate curves and volatility assumptions. The fair value of the interest rate cap is determined using the market standard methodology of discounted future cash receipts. The cash receipts are based on an expectation of future interest rates using a forward curve that is derived from observable market interest rate curves.

The analysis has incorporated credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.  Management evaluated the counterparty’s nonperformance risk based on the counterparty's most recent credit rating and any changes in credit rating over the past year.  In adjusting the fair value of the derivative contract for the effect of nonperformance risk, management has considered the impact of collateral netting and any applicable credit enhancements.  Management concluded that the nonperformance risk is insignificant, and no adjustment to the value was necessary for this input.  Therefore, all inputs used to value the derivative falls within Level 2 of the fair value hierarchy and the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Accounts receivable

Accounts receivable at December 31, 2012 is comprised of real estate owned tenant rent receivables of $210,001.

Other Assets

Other assets at December 31, 2012 are comprised of prepaid property insurance on collateral of approximately $185,000.

The Puerto Rico Insurance Code prohibits a lender from placing insurance on behalf of a borrower and charging the borrower for the premium payment. However, the lender may protect its own interests without transferring the costs to the borrower. For the period ended December 31, 2012, the Company paid property insurance premiums on certain collateral. These premiums are reflected as insurance in the consolidated statement of operations.

Income taxes

Under U.S. federal income tax law and Puerto Rico income tax law, limited liability companies are not taxable entities. Therefore, no provision has been made in the accompanying consolidated financial statements for income taxes due by the Company. Each member is individually responsible for reporting its share of the Company’s income or loss.

Accounting Standards Codification (ASC) 740, Income Taxes, requires management to determine whether a tax position is more likely than not to be sustained upon examination by the applicable tax authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of tax benefit or expense to be recognized. The Company does not have any uncertain tax positions that would require accrual under ASC 740. No interest or penalty related to uncertain taxes has been recognized on the accompanying statement of operations. Management does not expect a significant change in uncertain tax positions during the twelve months subsequent to December 31, 2012.

The Company files U.S. and Puerto Rico tax returns. In the normal course of business, the Company may be audited by either taxing authority. As of December 31, 2012, the Company is not currently undergoing any tax examinations, nor has the Company agreed to extend the statute of limitations beyond the prescribed expiration date. The Company remain subject to examination by various taxing authorities for tax years beginning 2011 and upon completion of any examination, tax adjustments may be necessary.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities at December 31, 2012 are comprised of the following:

Accounts payable	180,692
Accrued servicing fees	298,069
Other liabilities	458,699
Accrued professional fees	505,120
Deferred maintenance liability (Note 5)	99,180
Borrower deposits liability (Note 5)	87,569
$ 1,629,329

Other comprehensive income

Since there are no transactions requiring presentation in other comprehensive income, but not in net income, the Company’s net income equates to comprehensive income.

Recent accounting developments

In April 2011, the FASB released Accounting Standards Update No. 2011-02 (ASU 2011-02), Troubled Debt Restructurings (TDR). The update clarifies the accounting framework for TDRs and is intended to result in more consistent identification of TDRs by lenders. ASU 2011-02 will be effective for interim and annual periods ending on or after December 15, 2012.  The Company adopted this standard for the year ending December 31, 2012 and has considered the additional guidance on its TDR analysis and disclosures herein.

In May 2011, the FASB released Accounting Standards Update No. 2011-04 (ASU 2011-04), Fair Value Measurement (Topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The update generally clarifies fair value measurement guidance and requires certain additional disclosures related to fair value.  The update also includes instances where a particular principle or requirement for measuring fair value has changed.  ASU 2011-04 became effective for interim and annual periods beginning after December 15, 2011.  The Company adopted the required guidance on January 1, 2012. We have included additional fair value disclosures such as additional quantitative information about inputs (e.g. cap rates, discount rates, etc.) as well as a description of the valuation process used by the entity.

In June 2011, the FASB released Accounting Standards Update No. 2011-05 (ASU 2011-05), Presentation of Comprehensive Income.  The update enhances the presentation of comprehensive income by requiring presentation either in a single statement of comprehensive income or in two consecutive statements.  The update requires presentation of each component of net income and other comprehensive income, along with total net income, total other comprehensive income, and total comprehensive income.  ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

3.    INVESTMENTS IN LOANS RECEIVABLE, AT FAIR VALUE:

The Company’s investments in loans receivable are summarized as follows at December 31, 2012 by collateral type:

Collateral Type	Number of Loans	Unpaid Principal Balance	Fair Value
Condo	28	$ 213,807,502	$ 68,055,576
Hotel	1	23,500,000	20,099,146
Retail	11	31,044,260	19,385,458
Commercial	4	28,484,656	11,122,735
Land	3	8,397,117	4,183,607
Marina	3	8,549,100	8,674,068
Total investments	50	$ 313,782,635	$ 131,520,590

The concentration of the Company’s investments in loans receivable by collateral type at December 31, 2012 is 52% condo, 15% hotel, 15% retail, 8% commercial, 7% marina and 3% land.

The concentration of the Company’s investments in loans receivable by borrower group at December 31, 2012 is as follows:

Borrower Group	Number of Loans	Unpaid Principal Balance	Fair Value
San Geronimo Caribe	6	$ 103,164,564	$ 30,806,035
Eduardo Ferrer	15	32,463,408	26,353,514
Swiss Chalet	1	23,500,000	20,099,146
John Pulpeiro	5	21,521,242	11,604,707
Michael Redondo	3	37,833,901	8,581,751
Desarrolladora Los Filtros	2	6,196,624	4,523,307
Hollywood Estates	1	5,602,042	758,135
Jardin Central	1	8,141,418	3,718,235
Other Borrowers	16	75,359,436	25,075,760
Total investments	50	$ 313,782,635	$ 131,520,590

The concentration of the Company’s investment in loans receivable by borrower group at December 31, 2012 is 23% San Geronimo Caribe, 20% Eduardo Ferrer, 15% Swiss Chalet, and 42% other borrower groups.

The Company’s investments in loans receivable are all collateralized by real estate assets geographically located in Puerto Rico.

The following table sets forth the Company’s investments in loans receivable, at fair value that were measured on a recurring basis as of December 31, 2012 by level within the fair value hierarchy (see Note 2):

Investments in Loans Receivable, at Fair Value
	Level 1	Level 2	Level 3	Total
Investments in loans receivable, at fair value	$ -	$ -	$ 131,520,590	$ 131,520,590

The following table sets forth a summary of changes in the fair value of the Company’s level 3 investments in loans receivable for the year ended December 31, 2012:

Level 3 Investments in Loans Receivable, at Fair Value
Balance, beginning of year	$ 246,539,162
Contractual advances	23,670,020
Contractual loan collections	(71,350,578)
Purchases	-
Sales	-
Unrealized fair value losses	(5,282,104)
Realized gains on loan settlement	3,290,307
Realized gains on foreclosure	3,590,444
Foreclosure into real estate owned assets	(68,936,661)
Transfers in and/or out of level 3	-
Balance, end of year	$ 131,520,590

Net change in unrealized gains/(losses) from investments in loans receivable still held at the
reporting date	$ 1,621,576

Transfers in and/or out of level 3 represents transfers from/(to) level 2. Transfers from level 2 are the result of investment valuations whose significant inputs have become unobservable, causing less transparency in prices of the investments. Transfers to level 2 are the result of investment dispositions or offers to purchase investments. There have been no transfers in and/or out of level 3 for the period ended December 31, 2012.

The following table presents information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets at December 31, 2012.

Collateral Type	Number of Loans	Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	28	$ 68,055,576	Discounted cash flows	Discount Rate	12-17%
Hotel	1	20,099,146	Discounted cash flows	Discount Rate Cap Rate	9.5% 8.5%
Retail	11	19,385,458	Discounted cash flows	Discount Rate Cap Rate	9.5-17% 9-12%
Commercial	4	11,122,735	Discounted cash flows	Discount Rate Cap Rate	9.5% 9-12%
Land	3	4,183,607	Discounted cash flows	Discount Rate	13.5%
Marina	3	8,674,068	Discounted cash flows	Discount Rate Cap Rate	9.5% 10%
Total investments	50	$ 131,520,590

The significant unobservable inputs used in the fair value measurement of the Company’s investments in loans receivable are stated above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. At each valuation date, the key inputs and assumptions are updated to reflect changes in the market, the performance of the asset and expectation of a market participant. However, there have been no fundamental changes in valuation techniques utilized by management in estimating fair value. Because of the inherent uncertainties of valuation, the values reflected in the accompanying consolidated financial statements may differ materially from the value determined upon the sale of those investments.

All net realized and unrealized gains in the table above are reflected on the accompanying consolidated statement of operations. Fifteen borrower groups that total $77,679,765 of the investments in loan receivable as of December 31, 2012, were refinanced during 2012. The original loan terms were modified granting extended terms, reduced principal, lower interest rates, and/or deferment of interest and principal payments. In the case of some, collateral was relinquished to the Company.  The restructures were considered TDR’s. Unfunded commitments on restructured loans considered TDR’s as of December 31, 2012 are approximately $70,106,000.

4.    REAL ESTATE OWNED:

The Company holds investments in real estate owned that are subsequently measured at the lower of cost or fair value less costs to sell.  Accordingly, fair value measurements related to real estate owned is considered non-recurring.  The amounts below represent only balances measured at fair value during 2012, subsequent to foreclosure, and still held as of the reporting date (see Note 2).

December 31, 2012
	Level 1	Level 2	Level 3	Total
Real estate owned	$ -	$ -	$ 19,716,025	$ 19,716,025

The table below presents information, by collateral type, about significant unobservable inputs related to the Company’s non-recurring Level 3 financial assets at December 31, 2012.

Collateral Type	Lower of Cost or Fair Value	Valuation Technique	Significant Unobservable Inputs	Inputs or Ranges of Inputs
Condo	$ 32,107,719	Discounted cash flows	Discount Rate	12%
Commercial	16,004,858	Discounted cash flows	Discount Rate Cap Rate	17-20% 9-12%
Land	3,519,551	Discounted cash flows	Discount Rate	20%
Total investments	$ 51,632,128

5.    RESTRICTED CASH:

As of December 31, 2012, restricted cash consists of the following:

Advance account	$ 100
Servicing depository account	12,117
Deferred maintenance account	99,165
Collections account	6,243,591
Interest reserve account	1,800,000
Working capital account	2,499,788
Marginal account	88,380
Real estate tax reserve	510,531
$ 11,253,672

The advance account, servicing depository account, collections account, interest reserve account and working capital account are required and restricted by the loan agreement with First Bank.

All payments from borrowers are sent to the servicing depository account and then moved to the collections account. The funds in the collections account are used by the Company as follows:  (i) first, pays outstanding interest due on the three notes payable facilities (see Note 6); (ii) second, can elect to fund the interest reserve account, up to $5,000,000; (iii) third, funds the working capital account to cover budgeted operating expenses of the Company; and (iv) fourth, pays the outstanding principal on first the working capital line and then the acquisition loan and advance facility (see Note 6).

The marginal account is a lockbox that collects rents from certain borrowers who are in default of their loans. The real estate tax reserve is comprised of funds collected from certain borrowers who are in default to cover real estate tax due on loan collateral. Accounts payable and accrued liabilities include $87,568, representing the liability to the borrowers for the marginal account.

Due to the short-term nature of the restricted cash balances, the carrying value of restricted cash approximates fair value.

6.    NOTES PAYABLE:

The Company's investments are financed pursuant to a loan agreement dated February 16, 2011, with First Bank, a member of the Company and the seller of the investments in loans receivable purchased by the Company.  The notes payable are collateralized by the assets owned by the Company. The allocation of the notes payable under the loan and security agreement as of December 31, 2012 are as follows:

	Maturity	Balance
Acquisition loan	February 1, 2018	$ 66,351,906
Advance facility	February 1, 2018	13,050,817
Working capital line	February 1, 2013	-
$ 79,402,723

The acquisition loan is a $135,580,122 non-revolving credit facility to be used by the Company solely for the purchase of the investments in loans receivable and related closing costs.  For the year ended December 31, 2012 $69,228,217 was repaid by the Company.

The advance facility was originally an $80,000,000 non-revolving credit facility.  The proceeds from the facility are used to fund advance commitments to the borrowers. As of April 11, 2012, the entire $80,000,000 had been drawn and $9,049,394 had been repaid by the Company. Under the first amendment to the loan agreement, as of April 12, 2012 the advance facility was partially paid down in the amount of $66,923,343 and whereby the amount partially paid down would be available to the Company use for future advances to fund commitments to the borrowers.  The first amendment of the loan agreement waived any prepayment penalty charges associated with the partial paydown and still considers the credit facility a non-revolving credit facility. Pursuant to the first amendment to the loan agreement, on April 18, 2012, $66,923,343 was repaid by the Company, leaving a balance of $4,027,263. For the period from April 19, 2012 through December 31, 2012 an additional $16,043,043 was drawn and $7,019,489 was repaid by the Company. As of December 31, 2012, there is approximately $50,880,300 available to fund future advance commitments.

The working capital line is a $20,000,000 revolving line of credit. In 2012, the Company did not draw on the working capital line and $20,000,000 was available for future working capital needs at December 31, 2012. The working capital line expired in February 2013.

The notes payable accrue interest from the date of the loan with interest only due monthly, in arrears.  The interest rate is equal to one month LIBOR, plus 3% (3.21% at December 31, 2012).  Interest and principal payments are made through a set of restricted cash accounts (see Note 5).

Principal payments are made on the loans based on available collections after the payment of interest and principal on covering loans, interest payments on the acquisition loan, advance facility and working capital line, elected deposits into the interest reserve account and budgeted working capital amounts.  Accordingly, there are no scheduled contractual principal and interest payments.

On March 1, 2011, the Company entered into an interest rate cap agreement with SMBC Capital Markets, Inc. for a total fee of $1,005,000.  The interest rate cap agreement expires on March 1, 2013.  The cumulative notional amount underlying the interest rate cap agreement is $176,000,000 for the term of the agreement.  Under the agreement, the Company has the right to receive payments based on the notional amount of the cap to the extent that LIBOR exceeds 1.50%. The Company is exposed to credit-related losses in the event of nonperformance by the caps’ seller; however, it does not expect the caps’ seller to fail to meet its obligations because of the institutions reputation and history.  The cap had a fair value of approximately $0 as of December 31, 2012.

The fair value of the Company’s note payable totals approximately $79,015,000 at December 31, 2012.  The fair value of the Company's notes payable has been estimated based on the discounted cash flow analysis of future expected cash flows of the underlying loans, forward looking interest rates and using a discount rate representing the Company’s estimate of the rate that would be used by market participants.  Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

7.   CAPITAL DISTRIBUTIONS:

The Company’s limited liability agreement dictates the priority of distributable cash once the Company’s notes payable have been repaid. The priority of distributable cash is (i) first, pay to Members pro rata any additional capital contributions made since the initial acquisition contributions;  (ii) second, pay to PRLP its unpaid priority return (12% of invested capital in the amount of $89,857,278); (iii) third, pay to PRLP its unpaid supplemental return (13.5% of invested capital); (iv) fourth, pay to PRLP its entire initial acquisition contributions; (v) fifth, pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank earns its unpaid supplemental return (12% of invested capital of $48,384,742); (vi) sixth, pay to the Members pro rata in the ratio of 35% to PRLP and 65% to First Bank until First Bank recovers its entire initial acquisition contributions; (vii) seventh, pay First Bank $6,000,000; (viii) eighth, pay PRLP $4,000,000; (ix) finally, pay remainder to the Members pro rata at that point in time. No distributions were made to the Members for the period ended December 31, 2012.

The Puerto Rico Department of Treasury requires the Company to pay members’ withholding taxes on behalf of the member. The Company makes quarterly payments on behalf of its members. These tax payments are paid from cash funded by the partners and are paid on behalf of the partners to Puerto Rico’s Department of Treasury. For the year ended December 31, 2012 the Company paid taxes of $1,584,441.

8.    ALLOCATION OF PROFITS AND LOSSES:

The Company’s limited liability agreement dictates profit and losses for any fiscal year or portion thereof shall be allocated to the members in such a manner so that their capital accounts at the end of such fiscal year or portion thereof will reflect as nearly as possible the amount which each member would receive if the Company were to be liquidated as of the end of that fiscal year or portion thereof, assuming for purposes of any hypothetical liquidation (i) a sale of all of the assets of the Company at prices equal to their gross asset values, and (ii) the distribution of the net proceeds thereof to the members after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities and pursuant to the priority of distributable cash (see Note 7).

In accordance with those provisions and the distribution provisions as discussed in Note 7 above, PRLP has been allocated preferred returns in the amount of $4,939,886 and the decrease associated with the allocation of preferred returns in the amount of $4,939,886 has been absorbed by First Bank and is reflected as an allocation of preferred return in the accompanying consolidated statement of members’ equity.

9.   RELATED PARTY TRANSACTIONS:

On February 8, 2011, the Company entered into a servicing agreement with CPG Island Servicing LLC (CPG). The Company may terminate the agreement with CPG following an event of default by CPG as defined in the servicing agreement. The owner of CPG is an affiliate of FBLP Group Holdings LLC, one of the members of PRLP.  A subservicing agreement between CPG and Archon Group, L.P. (Archon) was also signed on February 8, 2011 and then amended on September 29, 2011. The owner of Archon is an affiliate of GS.

CPG is paid a monthly fee by the Company for loan asset servicing in an amount equal to 1/12 of 1% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. Under the subservicing agreement, CPG pays Archon a fee in an amount equal to 1/12 of 0.225% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. In September 2012, the amount paid to Archon changed to be an amount equal to 1/12 of 0.1% of the aggregate principal balance of the Company’s investments in loans receivable on the first day of a given month. Total servicing fees earned by CPG were $4,001,689 for the period ended December 31, 2012.  CPG paid Archon $822,086 for the period ended December 31, 2012.

10.    COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position or continuing operations on the Company.

The Company may be required to fund additional loan proceeds to borrowers pursuant to the terms of the underlying loan agreements as a result of the acquisition of the loan portfolio.  To the extent that the Company is required to perform under loan commitments resulting from litigation existing as of the acquisition of the loan portfolio, the Company has received an indemnification from the previous owner.